EXHIBIT 10.1

JOINT VENTURE AGREEMENT

This JOINT VENTURE AGREEMENT (the “Agreement”) is entered into as of __May__, 2019 (the “Effective Date”), between COOL TECHNOLOGIES, Inc. (“COOL TECHNOLOGIES”) a Nevada corporation with its principal place of business at 8871 Hidden River Parkway, Suite 300, Tampa, Florida, 33637 and Key Options Pty Ltd (“KEYOPTIONS”) an Australian corporation with its principal place of business at 34A Palermo Street South Yarra Victoria 3141 Australia(“the Parties”).

WHEREAS, COOL TECHNOLOGIES owns substantial Intellectual Property (“IP”) and proprietary information, including but not limited to patents, trade secrets, know-how, and confidential information related to mobile generation and the cooling of electric motors listed in Exhibit A (“COOL TECHNOLOGIES IP”); and

WHEREAS, COOL TECHNOLOGIES has created and commissioned manufactured a retrofittable mobile power generation system (“MG system”) kit that can be installed onto work trucks and enables the trucks to generate electric power;
and

WHEREAS, COOL TECHNOLOGIES has as the capability to integrate a water purification and desalination system (“Optional Technologies”) with the MG system; and

WHEREAS, COOL TECHNOLOGIES offers a no-idle option (“Optional Technologies”) that enable the MG system to operate solely through battery and solar power without the need to idle the trucks engine; and

WHEREAS, COOL TECHNOLOGIES offers a HydroQube option (“Optional Technologies”) that is capable of injecting hydrogen gas into the trucks fuel system and thereby increases the efficiency and miles per gallon or liter of fuel delivered by the truck’s engine; and

WHEREAS, the Parties are desirous of importing into the country of Australia then installing, distributing and selling products designed, developed and manufactured by COOL TECHNOLOGIES as well as Optional Technologies provided by the same to XXXXXX end-users (“Products”);

NOW, THEREFORE, in consideration of their mutual covenants and obligations contained herein, and the mutual benefits to be derived here from, the Parties, intend to be legally bound, do hereby covenant and agree as follows:

Article 1: Definitions

1.1 “Confidential Information” means information, data, patents, documents, analyses, compilations, or studies in relation to a party, including its business activities that (a) is disclosed to the other party by or on behalf of the first party; (b) is acquired by the other party directly or indirectly from the first party; or (c) otherwise comes to the knowledge of the other party, in connection with this Agreement whether the information is in oral, visual or written form or is recorded or embodied in any other medium and includes all such information disclosed to, or accessed by, the other party before this Agreement commences.

1.2 “Territory” shall mean Australia and neighboring countries in South East Asia.

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Article 2: Purpose

2.1 The purpose of this joint venture is to exploit the Parties' complementary capabilities, specifically Cool Tech’s ability to create and manufacture an MG system kit and provide Optional Technologies and KeyOptions ability to install the products into work trucks then distribute and sell the trucks throughout the Territory.

KEYOPTIONS acknowledges that COOL TECHNOLOGIES’ right to license any IP, distribute or sell Products and/or Optional Technologies, or establish other Joint Ventures outside the Territory is in no way restricted.

2.2 To this purpose, the Parties do hereby set forth in this Agreement the terms and conditions of their Joint Venture to be known as the CoolTech-KeyOptions Joint Venture (“Joint Venture”).

Article 3: Contributions

3.1 The capital and asset contributions (cash, products, equipment, facilities and all other resources) of COOL TECHNOLOGIES and KEYOPTIONS will be furnished as detailed in Appendix A by each Joint Venturer.

KEYOPTIONS accepts that COOL TECHNOLOGIES owns all rights in relation to the COOL TECHNOLOGIES’ IP as well as proprietary and Confidential Information.

Article 4: Percentage Ownership

4.1 Each Venturer’s respective interest in the Joint Venture (hereinafter called “Percentage Ownership Interest”) is indicated below:

•	COOL TECHNOLOGIES – fifty - percent (50%)
•	KEYOPTIONS –fifty - percent (50%).

Article 5: Distributive Share

5.1 The net operating income and net operating loss of the Joint Venture shall be allocated and shared between the Joint Venture Parties in proportion to their Percentage Ownership Interest indicated above.

Article 6: Bank Account

6.1 The operating account (“Operating Account”) for this Joint Venture shall be set up at ANZ. The Operating Account shall be established in the name of the Joint Venture.

6.2 All payments due the Joint Venture for distribution and sales of Products shall be deposited into the Operating Account, and all expenses incurred shall be paid out from the Operating Account.

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Article 7: Duties

7.1 COOL TECHNOLOGIES shall be responsible for manufacturing and provision of all Products and Optional Technologies as well as all installation instruction and know-how to KeyOptions. KeyOptions shall be responsible for the installation, distribution, marketing, promotion and sales of Products and Optional Technologies throughout the Territory. COOL TECHNOLOGIES will have the right to visit the sites used by KeyOptions to evaluate performance as well as approve all marketing and promotional activities.

Article 8: Administrative Records

8.1 Accounting and other administrative records including the books of the Joint Venture and any other records relating to the Joint Venture shall be kept and maintained at the Turkish office of either the Joint Venture or the KEYOPTIONS. COOL TECHNOLOGIES will have the right to visit the office to inspect and copy any books and records relating to the Joint Venture. If requested, the KeyOptions shall promptly send to COOL TECHNOLOGIES copies of all reports, correspondence, documents and other information pertaining to the Joint Venture sent or received by the KEYOPTIONS.

Article 9: Quarterly Financial Statements

9.1 Quarterly financial statements showing cumulative contract receipts and expenditures (including salaries) will be submitted to COOL TECHNOLOGIES later than 30 days after each operating quarter of the Joint Venture (Note: We need to word this to ensure we get information in time for our auditors to incorporate it in the annual and quarterly filings).

Article 10: Managing Committee

10.1 The Parties shall establish a Managing Committee hereunder, which shall consist of two (2) representatives from each of COOL TECHNOLOGIES and KEYOPTIONS. COOL TECHNOLOGIES and KEYOPTIONS may each from time-to-time replace its respective representatives on the Managing Committee, in its sole and absolute discretion, by notice to the other Party. The goal of the Managing Committee is to provide focus and direction in order to leverage both company’s capabilities.

10.2 The Managing Committee shall meet at such times and places as it shall determine appropriate to carry out its responsibilities hereunder. Such meetings may be in person or by means of telephonic communication. Either Party through its Managing members, may call a meeting of the Managing Committee by giving written notice thereof to the members of the other Party.

10.3 If a disagreement arises between the Parties as to any matters within the scope of this Agreement, either Party may request a meeting of the Managing Committee, which will, in good faith, diligently seek to resolve the dispute. If the Managing Committee is unable to resolve the dispute, notwithstanding the exercise of good faith efforts, within thirty (30) days, then, unless otherwise agreed by the Parties, either Party may initiate formal filing of legal action against the other. Notwithstanding the foregoing, either Party may initiate proceedings to seek injunctive relief before the time period otherwise required hereunder shall elapse, if such Party in good faith believes that it will suffer irreparable harm without the initiation of such proceedings.

Article 11: Confidentiality

11.1 KeyOptions shall not divulge to others, any trade secret or Confidential Information, knowledge, or data concerning or pertaining to the business and affairs of COOL TECHNOLOGIES, obtained by KEYOPTIONS as a result of its engagement hereunder, unless authorized, in writing by COOL TECHNOLOGIES. KEYOPTIONS represents and warrants that it has established appropriate internal procedures for protecting the trade secrets and confidential information of COOL TECHNOLOGIES including, without limitation, restrictions on disclosure of such information to employees and other persons who may be engaged in such information to employees and other persons who may be engaged in rendering services to any person, firm or entity which may be a competitor of.

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11.2 COOL TECHNOLOGIES shall not divulge to others, any trade secret or Confidential Information, knowledge, or data concerning or pertaining to the business and affairs of KEYOPTIONS obtained as a result of its engagement hereunder, unless authorized, in writing, by KEYOPTIONS.

Article 12: Term

12.1 The initial term of this Agreement shall be 5 (five) years from the date of execution and may be extended subject to satisfactory agreement on ongoing commercial terms.

Article 13: Miscellaneous

13.1 Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if (i) sent by registered or certified mail to the other party’s place of business contained, All notices and other communications to be given pursuant to this Agreement shall be in writing to the party for whom intended at the addresses set forth below, or at such other addresses as the parties may in the future specify. Each such notice shall be effective on the earlier to occur of; (a) the day it is received, or (b) (i) if given by facsimile with machine confirmation, one day following transmission of the facsimile; (ii) if given by mail, three days after the notice is deposited in the mail; or (iii) if given by delivery, the day it is delivered, provided same is accomplished during normal business hours.

13.2 Governing Law and Forum. This Agreement shall be construed and administered in accordance with the laws of the State of Florida/Nevada, USA.

13.3 Attorney’s Fees. In the event that any legal action is commenced to enforce any term of this Agreement or to seek recovery for any breach thereof, the prevailing party in such action shall be entitled to recovery of its reasonable attorney’s fees and actual costs incurred in such action.

13.4 Injunctive Relief: Solely by virtue of their respective execution of this Agreement and in consideration for the mutual covenants of each other, COOL TECHNOLOGIES and KeyOptions hereby agree, consent and acknowledge that, in the event of a breach of any material term of this Agreement, the non-breaching party will be without adequate remedy-at-law and shall therefore, be entitled to immediately redress any material breach of this Agreement by temporary or permanent injunctive or mandatory relief obtained in an action or proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies which the non-breaching party may have at law or in equity.

13.5 Assignment. The rights and obligations of either party under this Agreement may not be assigned without prior written consent of the other party.

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13.6 Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable by a court of competent jurisdiction or by operation of any applicable law, the remaining provisions of this Agreement shall be unimpaired and shall continue in full force and effect.

13.7 Entire Agreement: This Agreement contains the entire Agreement of the parties and supersedes any prior agreements, understandings and memoranda relating thereto. This Agreement may not be changed, altered and modified in any way except by a writing signed by the parties hereto.

The Agreement is officially signed and executed by officials duly authorized to bind the Parties this 20th day of _May_______, 2019.

COOL TECHNOLOGIES, Inc.	Key Options Pty Ltd

/s/ Timothy Hassett	/s/ Rick Wylie
Name: Timothy Hassett Position: Chairman & CEO	Name: Rick Wylie Position: CEO KeyOptions

Date: May 20, 2019	Date: 20 May 2019

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